Unaudited Interim Financial Statements

Cumberland Resources Ltd.

June 30, 2004

BALANCE SHEETS

(Unaudited)

(Canadian dollars)

	June 30	December 31
	2004	2003
	$	$

ASSETS
Current
Cash and equivalents [note2]	9,628,184	24,270,017
Short term investments [note 2]	31,176,692	22,142,993
Accrued interest receivable	157,113	433,086
Accounts receivable	445,357	188,702
Due from joint venturer	5,927	9,906
Prepaid expenses	688,532	67,873
Total current assets	42,101,805	47,112,577
Mineral property interests	8,246,083	8,246,083
Capital assets, net [note 3]	4,430,247	3,679,703
Investments in public companies [note 8]	114,405	264,405
	54,892,540	59,302,768

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Accounts payable and accrued liabilities	1,222,341	1,001,510
Current portion of capital leases	343,264	329,109
Total current liabilities	1,565,605	1,330,619
Accrued site closure costs [note 4]	400,083	340,000
Capital leases	374,450	549,696
Commitments and contingencies [note 7]
Shareholders’ equity
Share capital [note 6]	111,389,521	110,806,463
Contributed surplus [note 6[d]]	1,911,147	1,481,612
Deficit	(60,748,266)	(55,205,622)
Total shareholders’ equity	52,552,402	57,082,453
	54,892,540	59,302,768

See accompanying notes to financial statements

STATEMENTS OF LOSS AND DEFICIT

(Unaudited)

(Canadian dollars)

Three months ended June 30			Six months ended June 30
	2004	2003	2004	2003
	$	$	$	$
	[as restated – see note 1[b]]		[as restated – see note 1[b]]
REVENUE
Options receipts	-	-	500,000	500,000
Interest and other revenue	237,799	151,357	534,186	313,526
Gain on sale of investments in public companies [note 8]	495,060	-	1,306,627	-
	732,859	151,357	2,340,813	813,526

EXPENSES
Exploration and development costs [note 5]	3,937,040	4,845,004	5,976,087	6,728,953
Employee compensation	163,871	95,140	344,004	174,848
Stock-based compensation [note 6[d]]	204,845	211,850	429,535	545,450
Public and investor relations	150,700	151,913	207,115	212,205
Office and miscellaneous	117,530	96,102	248,862	157,751
Legal, audit and accounting	104,500	38,040	188,550	63,523
Other fees and taxes	56,751	78,963	178,255	98,293
Insurance	117,609	16,525	219,761	33,050
Depreciation and amortization	21,345	5,399	34,716	11,754
Accrued site closure costs – accretion expense	8,077	1,819	15,083	3,638
Interest expense on capital leases	19,945	3,123	41,489	6,494
	4,902,213	5,543,878	7,883,457	8,035,959
Net loss for the period	4,169,354	5,392,521	5,542,644	7,222,433

Deficit, beginning of period	56,578,912	41,666,208	55,205,622	39,836,296
Deficit, end of period	60,748,266	47,058,729	60,748,266	47,058,729

Loss per share	$0.08	$0.14	$0.10	$0.18

Weighted average number of share outstanding	54,413,941	39,626,005	54,382,891	39,564,844

See accompanying notes to financial statements

STATEMENTS OF CASH FLOWS

(Unaudited)

(Canadian dollars)

Three months ended June 30			Six months ended June 30
	2004	2003	2004	2003
	$	$	$	$
		[as restated –see note 1[b]]	[as restated–see note 1[b]]
OPERATING ACTIVITES
Net loss for the period	(4,169,354)	(5,392,521)	(5,542,644)	(7,222,433)
Add (deduct) items not affecting cash:
Depreciation and amortization	21,345	5,399	34,716	11,754
Accrued site closure costs – accretion expense	8,077	1,819	15,083	3,638
Exploration related amortization	45,459	59,191	92,386	104,167
Gain on sale of investment in public companies	(495,060)	-	(1,306,627)	-
Stock-based compensation	204,845	211,850	429,535	545,450
Net changes in non-cash working capital items:
Accrued interest receivable	242,537	(106,193)	275,973	(194,704)
Accounts receivable	(296,603)	(170,740)	(256,655)	(159,097)
Due from joint venturer	(2,015)	(289,726)	3,979	(184,229)
Prepaids	(214,943)	16,525	(620,659)	14,329
Accounts payable and accrued liabilities	(247,402)	1,038,218	220,831	1,672,238
Cash used in operating activities	(4,903,114)	(4,626,178)	(6,654,082)	(5,408,887)

FINANCING ACTIVITIES
Issuance of common shares	-	5,079,582	583,058	5,951,750
Repayment of capital lease obligation	(81,393)	(16,658)	(161,091)	(33,050)
Cash provided by (used in) financing activities	(81,393)	(5,062,924)	421,967	5,918,700

INVESTING ACTIVITIES
Purchase of capital assets	(389,410)	(5,002)	(832,646)	(61,424)
Short term investments	(12,173,589)	(1,830,603)	(9,033,699)	3,404,210
Proceeds on sale of investment in public companies	549,060	-	1,456,627	-
Cash provided by (used in) investing activities	(12,013,939)	(1,853,605)	(8,409,718)	3,342,786

Increase (decrease) in cash and cash equivalents during the period	(16,998,446)	(1,398,859)	(14,641,833)	3,852,599
Cash and cash equivalents, beginning of period	26,626,630	6,398,102	24,270,017	1,146,644
Cash and cash equivalents, end of period	9,628,184	4,999,243	9,628,184	4,999,243

Supplemental information:
Interest paid	19,945	3,123	41,489	6,494
Taxes paid	20,946	47,642	20,946	47,642

See accompanying notes to financial statements

1. SIGNIFICANT ACCOUNTING POLICIES

a)

Basis of presentation

The accompanying interim financial statements of Cumberland Resources Ltd. (the “Company”) have been prepared in accordance with Canadian generally accepted accounting principles for interim financial statements and accordingly do not include all disclosures required for annual financial statements.

These interim financial statements follow the same significant accounting policies and methods of application as the Company’s annual financial statements for the year ended December 31, 2003 (the “Annual Financial Statements”).  The interim financial statements should be read in conjunction with the Annual Financial Statements.

In the opinion of management, all adjustments (including normal recurring accruals) considered necessary for a fair presentation have been included.  Operating results for these interim periods are not necessarily indicative of the result that may be expected for the full fiscal year ending December 31, 2004.  Certain prior year amounts have been reclassified to conform with the current year’s presentation.

b)

Changes in accounting policies

As described in Note 3(b) in its 2003 annual financial statements, the Company had previously adopted the fair value based method of accounting for stock-based compensation to employees and directors in accordance with CICA 3870 Stock-based Compensation and Other Stock-based payments.  This change was adopted in the fourth quarter of 2003 and was applied on a prospective basis from January 1, 2003.  In addition, as described in Note 3(a) in its 2003 annual financial statements, the Company has previously adopted CICA 3110 Asset Retirement Obligations and changed its accounting policy for recording obligations related to site closure costs.  This change was adopted on a retroactive basis in the fourth quarter of 2003.

As a result of these changes in accounting policies, the Company’s previously reported net losses for the three and six month periods ended June 30, 2003 have been restated as follows:

Three month period ended June 30,2003		Six month period ended June 30,2003
	$	$

Net loss, as previously reported	(5,165,230)	(6,659,130)
Stock-based compensation expense	(211,850)	(545,450)
Impact of adoption of CICA 3110	(15,441)	(17,853)
Net loss, as restated	(5,392,521)	(7,222,433)

2. CASH AND CASH EQUIVALENTS AND SHORT TERM INVESTMENTS

Cash and cash equivalents include cash and highly liquid Canadian dollar denominated investments in investment grade debt and banker's acceptances, with terms to maturity of 90 days or less when acquired.  The counter-parties include corporations and financial institutions.  At June 30, 2004, these instruments were yielding a weighted average interest rate of 1.9% per annum.

Short-term investments comprise highly liquid Canadian dollar denominated investments in investment grade debt and banker's acceptances with maturities to December 7, 2004.  The counter-parties include corporations, financial institutions and the Canadian government.  At June 30, 2004, these instruments were yielding a weighted average interest rate of 2.1% per annum.

The fair market value of the cash equivalents and short-term investments approximates their carrying values at June 30, 2004.

3. CAPITAL ASSETS

Capital assets at June 30, 2004 are comprised as follows:

	Cost	Accumulated amortization	Net book value June 30, 2004	Net book value Dec 31, 2003
	$	$	$	$

Exploration equipment	1,232,400	595,348	637,052	729,439
Computer equipment	253,469	107,616	145,553	36,324
Office equipment	120,790	103,294	17,496	23,778
Construction in progress	3,629,846	-	3,629,846	2,890,162
	5,236,505	806,258	4,430,247	3,679,703

4. ACCRUED SITE CLOSURE COSTS

Accrued site closure costs relate to the Company’s legal obligation to remove exploration equipment and other assets from it’s mineral property sites in Nunavut and to perform other site reclamation work.  Although the ultimate amount of future site restoration costs to be incurred for existing exploration interests is uncertain, the Company has estimated the fair value of this liability to be $400,083 at June 30, 2004 based on the expected payments of approximately $1.2 million to be made in 2018, discounted at an interest rate of 8.5% per annum.  The liability for accrued site closure costs is comprised as follows:

$

Accrued site closure costs, December 31, 2003	340,000
Additional liabilities incurred during the period	45,000
Accrued site closure costs – accretion expense	15,083
Accrued site closure costs, June 30, 2004	400,083

5. EXPLORATION AND DEVELOPMENT COSTS

The following is a summary of exploration and development costs incurred by the Company related to it’s mineral property interests in Meadowbank and Meliadine East, for the following three and six month periods:

	Three months ended June 30		Six months ended June 30
	2004	2003	2004	2003
	$	$	$	$

Meadowbank (100% interest):
Drilling	1,151,043	1,304,005	1,207,212	1,319,230
Transportation and freight	968,237	853,829	1,185,594	1,296,080
Contracts and personnel	720,109	769,725	967,986	1,089,155
Supplies and equipment	245,733	555,597	437,465	947,795
Other exploration costs	146,293	251,914	269,889	356,492
Environmental and permitting costs	440,807	436,227	1,101,131	806,644
Feasibility and permitting costs	262,802	423,209	800,882	658,278
	3,935,024	4,594,506	5,970,159	6,473,674
Meliadine East (50% interest):
Exploration costs	4,032	556,738	11,856	561,519
Recoveries from joint venture partner	(2,016)	(306,240)	(5,928)	(306,240)
	2,016	250,498	5,928	255,279

Total exploration and development costs	3,937,040	4,845,004	5,976,087	6,728,953

6. SHARE CAPITAL

[a]

Common shares

As at June 30, 2004, the Company has an unlimited number of authorized common shares with no par value (December 31, 2003 – 100,000,000 authorized common shares with no par value).  Common shares have been issued for the following consideration:

	Number of shares	Value
	#	$

Balance, December 31, 2003	54,222,744	110,806,463
Shares issued upon exercise of warrants	152,825	519,964
Shares issued upon exercise of options	38,372	63,094
Balance, June 30, 2004	54,413,941	111,389,521

[b]

Flow-through shares

The flow-through shares issued effectively pass on tax credits associated with Canadian Exploration Expenditures (as defined in the Canadian Income Tax Act) funded by the proceeds of the shares. The entire amount of the tax benefits from flow-through share issuances has been renounced to the subscribers.  As of December 31, 2003 the Company was committed to spend the unused proceeds from flow-through share issuances of $2,368,522 on qualifying Canadian exploration activities.  During the six month period ended June 30, 2004, the Company has spent this entire amount on qualifying Canadian exploration activities.

[c]

Warrants

At June 30, 2004 there are 5,366,350 [December 31, 2003 - 5,519,175] warrants outstanding to purchase 5,366,350 [December 31, 2003 - 5,519,175] common shares of the Company at a weighted average exercise price of $3.72 per share until July 29, 2004.  On July 29, 2004, these warrants expired unexercised.

[d]

Stock options

At June 30, 2004 there are options outstanding under the Company’s Incentive Share Option Plan of 1995 (as amended) to issue 2,856,128 shares of the Company.  The price of these options ranges from $0.80 to $4.85 and their expiry dates range from December 17, 2004 to May 13, 2013. At June 30, 2004, 5,441,394 common shares were reserved for issuance pursuant to the incentive share option plan.

The following table summarizes information about the share options outstanding and exercisable at June 30, 2004:

	Outstanding			Exercisable
Range $	Total # of shares	Weighted average exercise price	Weighted average contract life remaining	Total # of shares	Weighted average exercise price

0.80-1.61	657,500	1.42	0.70	657,500	1.42
2.00-4.20	1,596,628	2.31	3.85	1,379,128	2.27
4.85	602,000	4.85	4.41	301,000	4.85
	2,856,128	2.64	3.24	2,337,628	2.36

Option activity for the six month period ended June 30, 2004 is as follows:

	Shares	Weighted average price
	#	$

Options outstanding, December 31, 2003	2,804,500	2.62
Granted	105,000	3.02
Exercised	(38,372)	1.64
Cancelled	(15,000)	4.20
Options outstanding, June 30, 2004	2,856,128	2.64

The stock options granted in the six month period ended June 30, 2004 had a weighted average fair value of $1.64 each.  The fair value of these stock options was estimated at the date of grant using a Black-Scholes Option Pricing Model with the following weighted average assumptions: risk-free interest rate 3.75%; no dividends; volatility factor of the expected market price of the Company’s common shares of 64%; and an expected life of the options of 4.5 years.

The Company recognized stock compensation expense of $429,535 for the six month period ended June 30, 2004 (six months ended June 30, 2003 - $545,450) and $204,845 for the three month period ended June 30, 2004 (three months ended June 30, 2003 - $211,850) in accordance with the fair value based method of accounting for stock compensation, with the offsetting credit to contributed surplus.

7. COMMITMENTS AND CONTINGENCIES

 [a]

The Company has a non-recourse contingent loan balance of approximately $14.2 million at June 30, 2004 [December 31, 2003 - $13.7 million]. This loan will be repaid only if commercial production at Meliadine West is achieved and will be paid only out of production cash flow (as defined in the joint venture agreement).

[b]

The Company is legally obligated to remove exploration equipment and other assets from its mineral property sites in Nunavut and to perform other site reclamation work for which an amount of $400,083 has been accrued as at June 30, 2004 (December 31, 2003 - $340,000). Short term investments include an amount of $35,000 in respect of a government bond arising from the land use agreement entered into with Kivalliq Inuit Association for protection against environmental accidents.

[c]

The Company has employment agreements in place with various key employees which establish compensatory terms, including annual salary, employee benefit entitlements and termination benefits.  Three of these agreements also provide for the payment of specific bonus amounts should certain financial and operating milestones with respect to the Meadowbank Project be attained in the future.  As of June 30, 2004, the estimated contingent payment with respect to such bonuses is approximately $1.2 million, none of which has been accrued.

 [d]

The Company is committed to future minimum annual rent payments under operating lease agreements over the next four years as follows:

$

2004	116,862
2005	217,292
2006	190,000
2007	159,000

8. INVESTMENTS IN PUBLIC COMPANIES

During the three month period ended June 30, 2004 the Company sold 900,000 shares (six month period ended June 30, 2004 – 2,700,000 shares) of Eurozinc Mining Corporation (“Eurozinc”) for net proceeds of $549,060 (six month period ended June 30, 2004 - $1,456,627), resulting in a gain of $495,060 (six month period ended June 30, 2004 - $1,306,627).

The market value of the Company’s Eurozinc shares based on the quoted share trading price at June 30, 2004  is $1,330,000 (1,900,000 shares at $0.70 per share). This amount may not be reflective of what the Company would realize on liquidation of its investment.

As a result of private placements completed by Lithic Resources Ltd. (“Lithic”) in 2004, the Company’s interest in Lithic has been diluted to 9.0% as at June 30, 2004 (December 31, 2003 – 11.5%).  The quoted market value of these shares at June 30, 2004 is $417,823 (1,392,744 shares at $0.30 per share).  This amount may not be reflective of what the Company would realize on liquidation of its investment.

9. SUBSEQUENT EVENTS

On July 30, 2004 the Company granted 1,050,000 stock options with an exercise price of $2.02 per share.  The majority of these options vest immediately and expire on July 30, 2009.  Also effective July 30, 2004 the Company repriced 277,000 options previously granted to non-insider employees with a weighted average exercise price of $4.73.  These options now have an exercise price of $2.02, with no change to the vesting terms or expiry dates.  An additional $1.1 million of stock-based compensation expense will be recognized during the remainder of 2004 with respect to this option grant and repricing.